Exhibit 1

SECURITIES AND EXCHANGE COMMISSION
(Release No. 35-________)

Filings Under the Public Utility Holding Company Act of 1935 ("Act") __________, 1997

         Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendment(s) thereto is/are available for public inspection through the Commission's Office of Public Reference.
         Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by __________, 1997 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in the case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

Central and South West Corporation, CSW Energy, Inc. and CSW International, Inc. (70-____)

         Central and South West Corporation ("CSW"), a registered holding company, its nonutility subsidiary, CSW Energy, Inc. ("Energy"), and CSW's nonutility subsidiary, CSW International, Inc. ("CSWI"), have filed an application-declaration (the "Application") pursuant to the Act. In summary, the Applicants seek an order of the Commission under Section 13(b) of the Act, and Rules 83, 86, 87, 88, 90, 91 and 94 thereunder, authorizing Energy, CSWI and any subsidiary of an Applicant other than CSW's domestic operating utility subsidiaries (collectively, the "Operating Companies") from time to time to enter into agreements to provide energy-related services to associate companies at fair market prices. No such energy-related services will be rendered to an associate company unless one or more the following conditions are satisfied: (i) such associate company is an exempt wholesale generator, as defined in Section 32 of the Act ("EWG"), that derives no part of its income, directly or indirectly, from the generation, transmission or distribution of electric energy for sale within the United States or is a foreign utility company, as defined in
Section 33 of the Act ("FUCO" and,  collectively with EWGs, "Exempt  Projects");
(ii) such associate company is an EWG that sells electricity at market-based rates which have been approved by the Federal Energy Regulatory Commission ("FERC") or the appropriate state public utility commission, provided that the purchaser of energy produced by such associate company is not an Operating Company; (iii) such services are rendered to such associate company in respect of a "qualifying facility" ("QF"), as defined under the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA"), that sells electricity exclusively at rates negotiated at arm's length to one or more industrial or commercial customers purchasing such electricity for their use not for resale, or to an electric utility company, other than an Operating Company, at the purchaser's "avoided cost" determined in accordance with the regulations promulgated by FERC under PURPA or at such other rates negotiated at arm's length with such electric utility company; (iv) such associate company is an EWG or a QF that sells electricity at rates approved by FERC or any state public utility commission having jurisdiction, provided that the purchaser of such electricity produced by such associate company is not an Operating Company or
(v) such associate company is a subsidiary of an Applicant, the sole business of which is developing, owning and/or operating Exempt Projects or QFs described in clauses (i), (ii), (iii) or (iv) above and/or providing to such associate companies or third parties design, construction, engineering, operation, maintenance, management, administration, employment, tax, accounting, economic, financial, fuel, environmental, communications, energy conservation, demand side management, overhead efficiency, utility performance and electronic data processing services and software development and support services in connection therewith to Exempt Projects and (except for operation services) to foreign electric utility enterprises that are not Exempt Projects. Since 1990, CSW, directly or through Energy, has engaged in development activities to conduct preliminary studies of, to investigate, to research, to develop, to consult with respect to, and to agree to construct (such construction subject to further Commission authorization), QFs and independent power facilities, including EWGs.1 Since 1994, CSW, directly or through CSWI, has engaged in development and investment activities in Exempt Projects, and is authorized to provide design, construction, engineering, operation, maintenance, management, administration, employment, tax, accounting, economic, financial, fuel, environmental, communications, energy conservation, demand side management, overhead efficiency, utility performance and electronic data processing services and software development and support services in connection therewith to Exempt Projects and (except for operation services) to foreign electric utility enterprises that are not Exempt Projects.2
         The requested time limit of Commission authorization, within which the Applicants may engage in such activities, is until December 31, 2003. After such date, the Applicants request approval to retain and preserve any agreement entered into for the rendering of energy-related services by Energy, CSWI or any subsidiary of an Applicant other than any Operating Company, on or prior to such date pursuant to authority granted by this Application-Declaration.
         The estimate of the approximate amount of fees and expenses payable in connection with the transaction is $20,000.
         Section 13(b) of the Act, and Rules 83, 86, 87, 88, 90, 91 and 94 thereunder, are or may be applicable to the rendering of services by CSWI, Energy or any subsidiary of CSW, CSWI or Energy other than any Operating Company to associate companies, and the rationale of the Commission set forth in (i) HCAR No. 35-26322 (Entergy Corporation, et al. Memorandum Opinion and Supplemental Order) issued in File No. 70-8105, (ii) HCAR No. 26623 (Northeast Utilities, et al.) issued in File No. 70-8507, (iii) HCAR No. 26504 (New England Electric System, et al.) issued in File No. 70-8783, and (iv) HCAR No. 26216 (The Southern Company, et al.) issued in File No. 70-7932, is applicable to the rendering of services at fair market rates by CSWI, Energy or any such subsidiary to associate companies other than Operating Companies. To the extent any other sections of the Act, or rules thereunder, may be applicable to the proposed transactions, the Applicants seek, for itself and its respective subsidiaries and associates, appropriate orders thereunder. The Applicants state that Rule 54 under the Act is satisfied because Rules 53(a), (b) and (c) are satisfied.
         The Applicants state that no state or federal regulatory authority, other than the Commission under the Act, has jurisdiction over the proposed transaction.
         For the Commission, by the Division of Investment Management, pursuant to delegated authority.

                                       Jonathan G. Katz
                                       Secretary


___________________
1 See HCAR Nos. 25162  (September 28, 1990),  25414  (November 22,
1991),  25728  (December 31, 1992) and 26417 (November 28, 1995) issued in File No.  70-7758;  HCAR  Nos.  25866  (August  6,  1993)  and 26416
(November 28, 1995) issued in File No. 70-8205; and HCAR No. 266531 (January 24, 1997) issued in File No. 70-8809.

2 See HCAR Nos. 26156 (November 3, 1994) and 26383  (September 27,
1995)  issued in File No.  70-8423;  and HCAR No.  266531  (January 24,
1997) issued in File No. 70-8809.